Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Obalon Therapeutics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-213988, 333-218482, 333-224864, 333-232759, 333-235876,333-236062, and 333-252689) on Form S-8, (Nos. 333-221264 and 333-227160) on Form S-3, and (Nos. 333-229142, 333-232276, and 333-236327) on Form S-1 of Obalon Therapeutics, Inc. of our report dated February 27, 2020, with respect to the consolidated balance sheet of Obalon Therapeutics, Inc. as of December 31, 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, which report appears in the December 31, 2020 annual report on Form 10 K of Obalon Therapeutics, Inc. Our report dated February 27, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

San Diego, California
March 12, 2021